Filed Pursuant to Rule 424(b)(3) Registration File No.: 333-239934

NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC

Supplement dated May 1, 2023 to the

Prospectus and Statement of Additional Information dated July 29, 2022,

as revised February 16, 2023

This supplement amends certain information in the Prospectus and Statement of Additional Information, dated July 29, 2022, as revised February 16, 2023, of NB Crossroads Private Markets Access Fund LLC (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus and Statement of Additional Information that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the Prospectus and Statement of Additional Information.

On April 25, 2023, James D. Bowden joined the Board of Managers of the Fund (the “Board”). The Board is now comprised of a majority of Managers who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of the Fund and corresponding disclosure in the Prospectus and Statement of Additional Information is revised accordingly. As Mr. Bowden joined the Board on April 25, 2023, he did not receive any compensation from the Fund or certain of the funds in the Fund’s fund complex on which he serves for the fiscal year ended March 31, 2023.

As of April 25, 2023, the following changes are made to the Statement of Additional Information:

The section “Management of the Fund—Board of Managers” in the Statement of Additional Information is supplemented with the following and any conflicting information is superseded:

Name, Position(s) Held with Registrant, Address, and Year of Birth	Term of Office and Length of Time Served	Principal Occupation During Past 5 Years	Number of Funds in Fund Complex* Overseen by Manager	Other Directorships Held by Manager During Past 5 Years
Interested Manager
James D. Bowden, Manager** 1290 Avenue of the Americas New York, NY 10104 (1954)	Term Indefinite— Since April 2023	Managing Director, NBAA, (2015 – 2023).	18	N/A

*	The “Fund Complex” consists of the Fund, NB Private Markets Fund II (Master) LLC, NB Private Markets Fund II (TI) LLC, NB Private Markets Fund II (TE) LLC, NB Private Markets Fund III (Master) LLC, NB Private Markets Fund III (TI) LLC, NB Private Markets Fund III (TE) LLC, NB Crossroads Private Markets Fund IV (TI) – Client LLC, NB Crossroads Private Markets Fund IV (TE) – Client LLC, NB Crossroads Private Markets Fund IV Holdings LLC, NB Crossroads Private Markets Fund V Holdings LP, NB Crossroads Private Markets Fund V (TE) LP, NB Crossroads Private Markets Fund V (TE) Advisory LP, NB Crossroads Private Markets Fund V (TI) LP, and NB Crossroads Private Markets Fund V (TI) Advisory LP, NB Crossroads Private Markets Fund VI Holdings LP, NB Crossroads Private Markets Fund VI Advisory LP, NB Crossroads Private Markets Fund VI LP, NB Crossroads Private Markets Fund VII Holdings LP, NB Crossroads Private Markets Fund VII Advisory LP and NB Crossroads Private Markets Fund VII LP.

**	Mr. Bowden is deemed to be an “interested person” (as defined in the Investment Company Act) of the Fund (an “Interested Manager”) because of his prior position at NBAA. Mr. Bowden does not serve on the Board’s Audit or Nominating Committees.

The section “Management of the Fund—Manager Share Ownership” in the Statement of Additional Information is supplemented with the following and any conflicting information is superseded:

For each Manager, the dollar range of equity securities beneficially owned by the Manager in the Fund and in the Family of Investment Companies Overseen by the Manager as of December 31, 2022, is set forth in the table below.

Name of Manager	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in the Fund Complex
Interested Manager:
James D. Bowden	None	None

*     *     *     *     *

All references to John Massey and corresponding information are removed from the Prospectus and Statement of Additional Information in their entirety.

Mr. Massey has stepped down as a member of the Neuberger Berman Private Markets’ Private Investment Portfolios and Co-Investment Investment Committee (“PIPCO Investment Committee”) and currently serves as a Senior Advisor to NB Private Markets. The other 13 members of the PIPCO Investment Committee will continue to serve as the Fund’s portfolio fund managers.

Investors should retain this supplement for future reference.

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